Exhibit 10.1

CONSENT AND AMENDMENT NO. 7 TO AMENDED AND RESTATED CREDIT AGREEMENT

This CONSENT AND AMENDMENT NO. 7 TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) is entered into as of May 28, 2010 by and among SAVVIS Communications Corporation, a Missouri corporation (“Borrower”), SAVVIS, Inc., a Delaware corporation (“Holdings”), Wells Fargo Capital Finance, LLC, as a Lender and as Agent for all Lenders (“Agent”) and the other Lenders party to the Credit Agreement (as hereinafter defined).

W I T N E S S E T H:

WHEREAS, Borrower, Holdings, Agent and Lenders are parties to that certain Amended and Restated Credit Agreement, dated as of December 8, 2008 (as amended, modified and supplemented from time to time, the “Credit Agreement”; capitalized terms not otherwise defined herein have the definitions provided therefor in the Credit Agreement); and

WHEREAS, Holdings has advised Agent that it desires (i) to establish Blue Jay Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Holdings (“Fusepoint Acquisition Sub”), (ii) to cause Fusepoint Acquisition Sub to enter into that certain Agreement and Plan of Merger dated as of the date hereof, a copy of which is attached hereto as Exhibit A (the “Fusepoint Acquisition Agreement”) by and among Fusepoint Inc., a Delaware corporation (“Fusepoint”), Fusepoint Acquisition Sub, Holdings and M/C Venture Partners V, L.P., as stockholders representative, pursuant to which Fusepoint Acquisition Sub will merge with and into Fusepoint (the “Fusepoint Purchase Acquisition”); each of (x) entering into the Fusepoint Acquisition Agreement and (y) the Fusepoint Purchase Acquisition would otherwise be prohibited by Section 6.3 of the Credit Agreement;

WHEREAS, Borrower and Holdings have requested that Agent and Lenders consent (i) to Holdings entering into the Fusepoint Acquisition Agreement and (ii) to the Fusepoint Purchase Acquisition and Agent and Lenders have agreed to the foregoing subject to the terms and conditions contained herein; and

WHEREAS, Borrower has requested that Agent and Lenders amend the Credit Agreement to increase the Maximum Revolver Amount to $125,000,000 by increasing the Revolver Commitment of Wells Fargo Capital Finance, LLC by $75,000,000 and Agent, Lenders, Borrower and Holdings have agreed to amend the Credit Agreement as set forth herein.

NOW THEREFORE, in consideration of the mutual conditions and agreements set forth in the Credit Agreement and this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Consent. Subject to the satisfaction of the conditions set forth in Section 4 below, and in reliance upon the representations and warranties of Borrower set forth in Section 3 below, Agent and Lenders hereby consent to (i) Holdings entering into the Fusepoint Acquisition Agreement and (ii) to the Fusepoint Purchase Acquisition in accordance with the terms of the

Fusepoint Acquisition Agreement although the Fusepoint Purchase Acquisition does not qualify as a Permitted Acquisition. Except as expressly set forth in this Amendment, the foregoing consent shall not constitute (a) a modification or alteration of the terms, conditions or covenants of the Credit Agreement or any other Loan Document, or (b) a waiver, release or limitation upon the exercise by Agent or any Lender of any of its rights, legal or equitable, thereunder.

2. Amendments. Subject to the satisfaction of the conditions set forth in Section 4 below, and in reliance upon the representations and warranties of Borrower set forth in Section 3 below, the Credit Agreement is amended as follows:

(a) Section 2.1(d) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(d) So long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom, and (ii) both before and after giving effect to any such increase, Borrower is in pro forma compliance with the financial covenants set forth in Section 7 (regardless of whether such financial covenants would otherwise be tested at such time) for the most recently ended measurement period or date and assuming such increase was made on the last day of such period or on such date, Borrower may elect to increase the Maximum Revolver Amount in increments of not less than $5,000,000 each up to $25,000,000 in the aggregate at any time after the Seventh Amendment Effective Date and on or before June 14, 2010 by providing 3 Business Days’ prior written notice thereof to Agent; provided, that (i) no increase shall occur unless it is concurrent with or after the Fusepoint Advance has been funded, (ii) at no time shall the aggregate amount of such increase cause the Maximum Revolver Amount to exceed $150,000,000 and (iii) no Lender shall be obligated to increase its Revolver Commitment. Such increases may be provided by any existing Lender, in each case on terms permitted in this Section 2.1(d) and otherwise on terms reasonably acceptable to Agent, or by any other lender (any such other lender being called an “Additional Lender”); provided, that Agent shall have consented to such Lender’s or Additional Lender’s providing such increase, such consent not to be unreasonably withheld. Any such increases shall become Revolver Commitments under this Agreement pursuant to an amendment to this Agreement and as appropriate, the other Loan Documents, executed by Holdings, Borrower, each Lender agreeing to provide such increase, if any, each Additional Lender, if any, and Agent. Such amendment may, without the consent of any other Lenders or Loan Parties, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of Agent and Borrower, to effect the provisions of this Section. The effectiveness of any such Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 3.2 (it being understood that all references to “the date of such extension of credit” or similar language in such Section 3.2 shall be deemed to refer to the effective date of such amendment) and such other conditions as the parties thereto shall agree. This Section 2.1(d) shall supersede any provisions in Section 13.1 to the contrary.

(b) Section 2.4(b)(ii) is hereby amended by deleting clauses (H) through (J) thereof in their entirety and inserting the following in lieu thereof:

(H) eighth, ratably (i) to pay the principal of all Swing Loans until paid in full, (ii) to pay the principal of all Advances until paid in full and (iii) to Agent, to be held by Agent, for the benefit of Issuing Lender and those Lenders having a share of the Risk Participation Liability, as cash collateral in an amount up to 105% of the Letter of Credit Usage,

(I) ninth, to Agent, to be held by Agent, for the benefit of the Bank Product Providers, as cash collateral in an amount up to the amount the Bank Product Providers reasonably determine to be the credit exposure of Holdings and its Subsidiaries in respect of Bank Products,

(J) tenth, to pay any other Obligations, and

(K) eleventh, to Borrower (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(c) 3.5 of the Credit Agreement is hereby amended and restated in its entirety as follows:

3.5 Early Termination by Borrower. Borrower has the option, (i) on or prior to July 31, 2010, at any time upon 5 days prior written notice to Agent or (ii) thereafter, at any time upon 30 days prior written notice to Agent, to terminate this Agreement and terminate the Commitments hereunder by paying to Agent, in cash, the Obligations (including (a) providing Letter of Credit Collateralization with respect to the then existing Letter of Credit Usage, and (b) providing Bank Product Collateralization with respect to the then existing Bank Products), in full.

(d) A new Section 3.6 is hereby added to the Credit Agreement to read as follows:

3.6 Conditions to Fusepoint Advance. The obligation of the Lender Group (or any member thereof) to make the Fusepoint Advance hereunder at any time shall be subject to the following conditions precedent:

(a) each of the conditions set forth in Section 3.2 shall be satisfied;

(b) on or prior to June 14, 2010, Borrower shall request an Advance of no less than $75,000,000 on the date of the consummation of the merger in connection with the Fusepoint Purchase Acquisition and one hundred percent (100%) of the proceeds of such Advance shall be used to fund the purchase price of the Fusepoint Purchase Acquisition and/or to pay fees and expenses of Borrower and its Subsidiaries directly related to the Fusepoint Purchase Acquisition;

(c) on the date of the consummation of the merger in connection with the Fusepoint Purchase Acquisition and after giving effect thereto and the making of any Advances in connection therewith, Excess Availability plus Qualified Cash shall exceed (i) $35,000,000, if the Maximum Revolver Amount is less than or equal to $125,000,000 or (ii) the sum of (x) $35,000,000 plus (y) an amount equal to each dollar the Maximum Revolver Amount exceeds $125,000,000 as of such date of determination, if the Maximum Revolver Amount is greater than $125,000,000 (for purposes of this calculation, “Maximum Revolver Amount” shall be calculated after giving effect to the applicable higher cap in effect concurrent with or after the funding of the Fusepoint Advance);

(d) the Loan Parties and their Subsidiaries shall have provided a joinder to the Guaranty and the Security Agreement executed by each new Subsidiary created or acquired by any Loan Party in connection with the Fusepoint Purchase Acquisition and permitted Agent to file financing statements covering the Collateral of such Subsidiary; and

(e) Agent shall have received evidence of termination of any Liens on the assets of the Loan Parties and/or their Subsidiaries identified in the public record searches delivered to Agent in connection with the Fusepoint Purchase Acquisition to the extent each such Lien is not a Permitted Lien.

(e) Section 6.1(c) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(c) Permitted Purchase Money Indebtedness and Capital Leases acquired in connection with the Fusepoint Purchase Acquisition in an aggregate principal amount outstanding at any one time not in excess of $14,000,000.

(f) Section 6.7(a) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(a) optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of Holdings, Borrower or their respective Subsidiaries, other than the Obligations in accordance with this Agreement;

(g) Paragraph (vi) of Section 6.10(a) of the Credit Agreement is hereby amended and restated follows:

(vi) [Intentionally Omitted];

(h) Section 6.14 of the Credit Agreement is hereby amended and restated in its entirety as follows:

6.14 Use of Proceeds. Use the proceeds of the Advances for any purpose other than (a) on the Closing Date, to pay transactional fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, and (b) thereafter, consistent with the terms and conditions hereof, for its lawful and permitted purposes; provided that the proceeds of the Fusepoint Advance shall only be used to fund the purchase price of the Fusepoint Purchase Acquisition and/or to pay fees and expenses of Borrower or its Subsidiaries directly related to the Fusepoint Purchase Acquisition.

(i) Section 7(c) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(c) Leverage Ratio. Have a Leverage Ratio measured on a quarter-end basis, of not greater than the applicable ratio set forth in the following table for the applicable period set forth opposite thereto:

Applicable Ratio	Applicable Period

1.96:1.0	For the 12 month period ending December 31, 2008

2.17:1.0	For the 12 month period ending March 31, 2009

2.23:1.0	For the 12 month period ending June 30, 2009

2.23:1.0	For the 12 month period ending September 30, 2009

2.25:1.0	For the 12 month period ending December 31, 2009

2.14:1.0	For the 12 month period ending March 31, 2010

2.20:1.0	For the 12 month period ending June 30, 2010

2.20:1.0	For the 12 month period ending September 30, 2010

2.20:1.0	For the 12 month period ending December 31, 2010

2.15:1.0	For the 12 month period ending March 31, 2011

2.05:1.0	For the 12 month period ending June 30, 2011

1.95:1.0	For the 12 month period ending September 30, 2011

Applicable Ratio	Applicable Period

1.85:1.0	For the 12 month period ending December 31, 2011 and each quarter thereafter

(j) Schedule C-1 of the Credit Agreement is hereby amended and restated in its entirety as set forth on Exhibit A hereto.

(k) Schedule 1.1 of the Credit Agreement is hereby amended by amending and restating the definition of “Borrowing Base” set forth therein as follows:

“Borrowing Base” means, as of any date of determination, the result of:

(a)	the lesser of:

(i) 22.5% of Borrower’s Recurring Revenues for the most recently ended twelve-month period prior to such date for which Agent has received a Borrowing Base Certificate and the monthly financial statements of Borrower required to be delivered to Agent pursuant to Schedule 5.2 and Schedule 5.3, and

(ii) an amount equal to the average daily Collections with respect to Accounts of Borrower and SAVVIS Federal over the immediately preceding 90 day period multiplied by 80; minus

(b)	the sum of:

(i) the Bank Product Reserve, and

(ii) the aggregate amount of reserves, if any, established by Agent under Section 2.1(c) against the Borrowing Base.

(l) Schedule 1.1 of the Credit Agreement is hereby amended by amending and restating the definition of “Maximum Revolver Amount” set forth therein as follows:

“Maximum Revolver Amount” means (a) at all times prior to the funding of the Fusepoint Advance, $50,000,000 and (b) at all times concurrent with and after the funding of the Fusepoint Advance, $125,000,000, in each case as the same may be increased in accordance with Section 2.1(d) or decreased by the amount of reductions in the Revolver Commitments made in accordance with Section 2.4(c) of the Agreement; provided that for purposes of Section 2.11(b) only, at all times prior to the funding of the Fusepoint Advance, the term “Maximum Revolver Amount” as used in such Section shall mean $125,000,000.

(m) Schedule 1.1 of the Credit Agreement is hereby amended by amending and restating clause (f) of the definition of “Permitted Liens” in its entirety as follows.

(f) purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests either (i) secure Permitted Purchase Money Indebtedness or (ii) secure Capital Leases acquired in connection with the Fusepoint Purchase Acquisition and so long as (x) such Lien attaches only to the asset purchased or acquired and the proceeds thereof, and (y) such Lien only secures the Indebtedness that was incurred to acquire the asset purchased or acquired,

(n) Schedule 1.1 of the Credit Agreement is hereby amended by amending and restating the definition of “WFF” set forth therein as follows:

“WFF” means Wells Fargo Capital Finance, LLC, a Delaware limited liability company, formerly known as Wells Fargo Foothill, LLC.

(o) Schedule 1.1 of the Credit Agreement is hereby amended by inserting new definitions of “Fusepoint”, “Fusepoint Advance”, “Fusepoint Purchase Acquisition” and “Seventh Amendment Effective Date” in such section in appropriate alphabetical order to read as follows:

“Fusepoint” means Fusepoint Inc., a Delaware corporation

“Fusepoint Advance” means an Advance equal to $75,000,000 subject to the satisfaction on the date thereof of each of the conditions set forth in Section 3.6.

“Fusepoint Purchase Acquisition” means the merger of a wholly-owned subsidiary of Holdings with and into Fusepoint, pursuant to that certain Agreement and Plan of Merger dated as of the date hereof among Holdings, Fusepoint and the other parties thereto.

“Seventh Amendment Effective Date” means May 28, 2010.

3. Representations and Warranties. Borrower hereby represents and warrants to Agent and Lenders that:

(a) The execution, delivery and performance of this Amendment, the Consent and Reaffirmation attached hereto and all other documents, agreements and instruments executed and delivered in connection herewith have been duly authorized by all requisite corporate or limited liability company action on the part of each Loan Party, as applicable;

(b) No Default or Event of Default has occurred and is continuing;

(c) The representations and warranties set forth in the Credit Agreement, and in the other Loan Documents, as amended to date, are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date hereof, with the same effect as though made on the date hereof (except to the extent such representations and warranties expressly refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date); and

(d) The Fusepoint Purchase Acquisition would, but for the application of clauses (c) and (g) of the definition of Permitted Acquisition, constitute a Permitted Acquisition.

4. Conditions to Effectiveness. The effectiveness of this Amendment is subject to the following conditions precedent (unless specifically waived in writing by Agent), each to be in form and substance satisfactory to Agent:

(a) Agent shall have received a fully executed copy of each of this Amendment and the Consent and Reaffirmation attached hereto, together with such other documents, agreements and instruments as may be requested as required by Agent in connection with this Amendment, including without limitation, opinions of counsel, secretary’s certificates and related resolutions and certified governing documents;

(b) Agent shall have received the fees set forth in the Amended and Restated Fee Letter dated as of the date hereof between Borrower and Agent;

(c) Agent shall have received fully executed copies of the Fusepoint Acquisition Agreement and all other agreements, documents and/or instruments relating thereto;

(d) All proceedings taken in connection with the transactions contemplated by this Amendment and all documents, instruments and other legal matters incident thereto shall be reasonably satisfactory to Agent and its legal counsel; and

(e) No Default or Event of Default shall have occurred and be continuing.

5. Covenants. On or prior to the consummation of the merger in connection with the Fusepoint Purchase Acquisition, (i) the Loan Parties and their Subsidiaries shall have complied with the requirements of Section 5.16 of the Credit Agreement and (ii) Agent shall have received evidence of termination of any Liens on the assets of the Loan Parties and/or their Subsidiaries identified in the public record searches delivered to Agent pursuant to Section 3(d) above to the extent each such Lien is not a Permitted Lien. On the date the consummation of the merger in connection with the Fusepoint Purchase Acquisition and after giving effect thereto and the making of any Advances in connection therewith, Excess Availability plus Qualified Cash shall exceed (i) $35,000,000, if the Maximum Revolver Amount is less than or equal to $125,000,000 or (ii) the sum of (x) $35,000,000 plus (y) an amount equal to each dollar the Maximum Revolver Amount exceeds $125,000,000 as of such date of determination, if the Maximum Revolver Amount is greater than $125,000,000. Failure to comply with the foregoing shall constitute an immediate Event of Default.

6. Miscellaneous.

(a) Expenses. Each of Borrower and Holdings, jointly and severally, agree to pay on demand all costs and expenses of Agent in connection with the preparation, negotiation, execution, delivery and administration of (i) this Amendment and all other instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith and (ii) any Fusepoint Amendment and all other instruments or documents provided for therein or to be delivered thereunder or in connection therewith. All obligations provided herein shall survive any termination of the Credit Agreement as modified hereby.

(b) Governing Law. This Amendment shall be a contract made under and governed by the internal laws of the State of New York.

(c) Counterparts. This Amendment may be executed in any number of counterparts, and by the parties hereto on the same or separate counterparts, and each such counterpart, when executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Amendment. Any party delivering an executed counterpart to this Amendment by telefacsimile or other electronic transmission shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of this Amendment.

7. Release.

(a) In consideration of the agreements of Agent and Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Loan Party, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent and Lenders, and their successors and assigns, and their present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Agent, each Lender and all such other Persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every name and nature, either known or suspected, both at law and in equity, which any Loan Party or any of their successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment, including, without limitation, for or on account of, or in relation to, or in any way in connection with any of the Credit Agreement, or any of the other Loan Documents or transactions thereunder or related thereto.

(b) Each Loan Party understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed under seal and delivered by their respective duly authorized officers on the date first written above.

SAVVIS COMMUNICATIONS CORPORATION, a Missouri corporation, as Borrower

By:	/s/ Gregory W. Freiberg
Title:	CFO
Gregory W. Freiberg

SAVVIS, INC., a Delaware corporation, as Holdings

By:	/s/ Gregory W. Freiberg
Title:	CFO
Gregory W. Freiberg

Signature Page to Consent and Amendment No. 7 to Amended and Restated Credit Agreement

WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company, as Agent and as a Lender

By:	/s/ Lendell Thompson
Title:	Director

Signature Page to Consent and Amendment No. 7 to Amended and Restated Credit Agreement

Exhibit A

SCHEDULE C-1

Commitments

Lender	Revolver Commitment	Total Commitment
Wells Fargo Capital Finance, LLC	$125,000,000	$125,000,000
All Lenders	$125,000,000	$125,000,000

CONSENT AND REAFFIRMATION

Each of the undersigned hereby (i) acknowledges receipt of a copy of the foregoing Consent and Amendment No. 7 to Amended and Restated Credit Agreement (the “Amendment”); (ii) consents to Borrower’s execution and delivery of the Amendment; (iii) agrees to be bound by the terms of the Amendment (including without limitation Section 7 of the Amendment); and (iv) reaffirms that the Loan Documents to which it is a party (and its obligations thereunder) shall continue to remain in full force and effect. Although each of the undersigned has been informed of the matters set forth herein and have acknowledged and agreed to same, each of the undersigned understands that Agent and Lenders have no obligation to inform any of the undersigned of such matters in the future or to seek any of the undersigned’s acknowledgment or agreement to future amendments, waivers or consents, and nothing herein shall create such a duty.

IN WITNESS WHEREOF, each of the undersigned has executed this Consent and Reaffirmation on and as of the date of the Amendment.

SAVVIS, INC., a Delaware corporation

By:	/s/ Gregory W. Freiberg
Title:	CFO
Gregory W. Freiberg

SAVVIS COMMUNICATIONS INTERNATIONAL, INC., a Delaware corporation

By:	/s/ Gregory W. Freiberg
Title:	CFO
Gregory W. Freiberg

SAVVIS FEDERAL SYSTEMS, INC., a Delaware corporation

By:	/s/ Gregory W. Freiberg
Title:	CFO
Gregory W. Freiberg

Consent and Reaffirmation to Signature Page to Consent and Amendment No. 7 to Amended and Restated Credit Agreement